UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2018

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00-27038	94-3156479
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Wayside Road Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

(781) 565-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On September 13, 2018, Nuance Communications, Inc. (the “Company”), announced that the Company and Satish Maripuri, the Company’s Executive Vice President and General Manager, Healthcare Division, have agreed upon a mutual separation. Mr. Maripuri will leave his position effective September 28, 2018.

The Company has initiated an executive search for Mr. Maripuri’s successor. During the interim period, Mark Benjamin, the Company’s Chief Executive Officer, will oversee the Healthcare Division and will work closely with the Healthcare leadership team on the daily operations of the business. Mr. Maripuri will work with management to effectuate a smooth transition to Mr. Benjamin and the Healthcare leadership team through his departure date.

(e)

In connection with the termination of Mr. Maripuri’s employment, the Company and Mr. Maripuri entered into a Separation & Release Agreement (the “Separation Agreement”), pursuant to which the Company will pay or provide Mr. Maripuri certain separation payments and benefits in consideration for his release and waiver of all claims against the Company and its affiliates and related parties as well as Mr. Maripuri’s continued compliance with certain post-termination covenants in favor of the Company and its affiliates.

Pursuant to the Separation Agreement, Mr. Maripuri will remain employed by the Company in his current position through September 28, 2018 (the “Termination Date”). Subject to his continued service through the Termination Date, his providing a timely and irrevocable release of claims in favor of the Company and its affiliates and related parties as of his Termination Date, and his continued compliance with all restrictive covenants set forth therein (including perpetual covenants prohibiting the misuse and disclosure of the Company’s confidential information and the disparagement of the Company and its affiliates and related parties, as well as one-year post-termination covenants prohibiting Mr. Maripuri from engaging in activities that are competitive with the Company or from interfering with the Company’s relationships with its employees, service providers, or other business relations) (collectively, the “Preconditions”), the Company will provide Mr. Maripuri with the following severance payments and benefits: (i) a lump-sum cash payment equal to one year of his current base salary ($500,000), (ii) a lump-sum cash payment equal to his target bonus for the Company’s fiscal year ending September 30, 2018 ($375,000), (iii) one year of Company-paid COBRA premiums, to the extent that he elects continuation coverage under COBRA, and (iv) full vesting in that portion of Mr. Maripuri’s time-based equity awards that were otherwise scheduled to vest on September 30, 2018, but for his termination of employment. In addition, subject to the Preconditions, as well as Mr. Maripuri’s providing a bring-down release of claims as of the first anniversary of the Termination Date, the Company will pay Mr. Maripuri on or shortly following such anniversary date a lump-sum cash payment equal to the aggregate fair market value, based on the closing price of the Company’s common stock reported on the Nasdaq Global Select Market on September 28, 2018, of the up to 125,000 performance-based restricted stock units (“PSUs”) held by him as of the Termination Date that are eligible to vest based solely on fiscal year 2018 financial performance targets, in each case solely to the extent that such PSUs would have vested based on actual performance (as determined by the Compensation Committee of the Company’s Board of Directors in accordance with the Company’s 2000 Stock Plan and the applicable award agreement governing such PSUs) had he remained employed by the Company through November 29, 2018.

As of the Termination Date, Mr. Maripuri will forfeit all performance-based equity awards that have not vested in accordance with their terms on or prior to the Termination Date, and all time-based equity awards that have not vested in accordance with their terms or the terms of the Separation Agreement on or prior to the Termination Date.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Separation Agreement, a form of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Separation & Release Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Wendy Cassity

Name:	Wendy Cassity
Title:	Executive Vice President & Chief Legal Officer

Dated: September 13, 2018